Exhibit 10.86

EXTRACT FROM VALUATION REPORT

October 7, 2024

Ola Soderquist

Chief Financial Officer

BioXyTran, Inc.

72 2nd Avenue, Ste 605

Needham, MA 02494

Dear Mr.Soderquist,

Brookline Valuation Services, Inc. (“BVS”) has been engaged by NDPD Pharma Inc., a Delaware corporation, for estimating Fair Market Value of NDPD Pharma, Inc. by valuing the licensing agreement, dated May 2, 2021, between NDPD Pharma, Inc. (Licensor) and Pharmalectin, Inc. (Licensee).

We understand that this report and its conclusions (“valuation” or “the opinion”) would assist BioXyTran, Inc. (and the authorized board members) in determining fair value of NDPD Pharma, Inc.

The standard of value utilized in our valuation is ‘Fair Market Value’ as defined by IRS Revenue Ruling 59-60, Fair Market Value Measurements as the amount at which the property would change hands between a willing buyer and willing seller, when the former is not under any compulsion to buy, and the latter is not under any compulsion to sell, both parties having reasonable knowledge of relevant facts.

The valuation report is solely intended for use by the Company’s management (and the authorized board members), the Company’s independent auditors, and the Company’s legal counsel. It is not to be used, circulated, quoted, or otherwise referred to for any other purpose, including, but not limited to, the registration, purchase, or sale of securities, nor is it to be filed with or referred to, in whole or in part, in a registration statement or any other document, except that reference may be made to it in documents filed with the Securities and Exchange Commission upon our express written consent.

Based on our study and the analytical review procedures employed therein, we have concluded that a reasonable estimate of the Fair Market Value of the Patented Technology owned by NDPD as of October 01, 2024, is

$8,190,000

Executive Summary

On September 15, 2024, the shareholder of NDPD Pharma, Inc. (“Seller” or the “Company” or “NDPD Pharma”) entered into a Stock Sale and Purchase Agreement (“the Agreement”), with Bioxytran Inc., a Nevada corporation (the “Buyer”) to acquire substantially all the assets of NDPD Pharma.

The key assets of NDPD Pharma include the licensing agreement between NDPD Pharma and Pharmalectin, Inc. (“PHL”) and the preferred shares of Bioxytran, Inc. owned by NDPD Pharma Inc.

The objective of this engagement is to determine the fair market value of the licensing agreement, executed between NDPD Pharma and Pharmalectin, dated May 2, 2021. The following steps were taken in our analysis:

●	The cash flows, to be generated by the licensing agreement, were derived based on 33.33% royalty rate on the net sales of the drug ProLectin-M. To calculate the royalty cash flows, we used projected global revenues from ProLectin-M, between 2026 to 2030, which include projected sales for US and that for rest of the world.
●	These royalty payments were adjusted by the cumulative probability of the drug’s commercialization.
●	A discount rate of 40% was applied to calculate the present value of the probability-adjusted royalty cash flows, resulting in a net present value of $8.19 million for the licensing agreement.

Net Present Value of License Agreement (in $ millions)

Particulars	2024	2025	2026	2027	2028	2029	2030
Total Expected revenue for Prolectin-M – US and rest of the world	-	-	302	508	713	933	1167
Royalty Cashflows (1/3 of Net Projected Revenue)			101	169	238	311	389
Cumulative Probability of commercialization of Prolectin-M			1.49%	1.49%	1.49%	1.49%	1.49%
Probability Weighted Cashflows Discount Rate	40%		1.51	2.53	3.55	4.65	5.81
Present Value Factor	0.96	0.81	0.68	0.58	0.49	0.41	0.35
Discounted Cashflow	-	-	1.03	1.47	1.74	1.92	2.03
Net Present Value	8.19

The following table below shows the Fair Value of NDPD Pharma:

Fair Market Value of NDPD Pharma

Particulars	Amount (in $ million)
Assets
Cash	0.0004
License Agreement	8.19
Preferred Shares in BIXT (Market to Market at October 1st, 2024, market close price)	7.66
Total Assets (A)	15.85
Liabilities
Assumed expenses	0.002
Loan from shareholder	0.013
Total Liabilities (B)	0.014
Fair Market Value of Equity (A-B)	15.84

The market value of Preferred Shares in BIXT are marked to market at the closing price of October 1st, 2024.

Certification

We certify that, to the best of our knowledge and belief:

1.	The statements of fact contained in this report are true and correct.
2.	The reported analyses, opinions, and conclusions included in the valuation report are subject to the specified assumptions and limiting conditions set forth in the report, and they are our personal, unbiased professional analyses, opinions, and conclusions of value.
3.	The economic and industry data included in the valuation report have been obtained from various printed or electronic reference sources that we believe to be reliable. We have not performed any corroborating procedures to substantiate that data.
4.	This valuation engagement was performed in conformance in accordance with the ASA Business Valuation Standards of the American Society of Appraisers in conjunction with the Uniform Standards of Professional Appraisal Practice (USPAP) promulgated by the Appraisal Foundation and the Principles of Appraisal Practice and Code of Ethics of the American Society of Appraisers.
5.	The valuation report is solely for the information and use by you to assist in connection with the stated purpose in the engagement letter.
6.	Neither the consultants nor any of the officers, agents, or employees of Brookline Valuation Services, Inc., has any bias, present interest, or prospective interest to the property that is the subject of this report or any bias or personal interest with respect to the parties involved with this assignment.
7.	Our engagement in this assignment and the compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the Acquirer, the amount of the opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this valuation.
8.	We did not use the work of outside specialists to assist during the valuation engagement.
9.	We have no obligation to update this report or the opinion of value for information that comes to our attention after the date of the report.
10.	No other officers, agents, or employees of Brookline Valuation Services, Inc. have provided significant professional assistance to the person(s) signing this report.

Mark Shifrin, ASA